Exhibit 99.1

FGI Industries Announces Pricing of Initial Public Offering

EAST HANOVER, NJ, January 25, 2022 – FGI Industries Ltd. (Nasdaq: FGI) (“FGI”), a leading global supplier of kitchen and bath products, today announced the pricing of its initial public offering of 2,500,000 units, each consisting of one ordinary share and one warrant to purchase one of our ordinary shares at a price to the public of $6.00 per unit. In addition, FGI has granted the underwriters a 45-day option to purchase up to an additional 375,000 ordinary shares and/or additional warrants at the public offering price, less underwriting discounts and commissions. The units are immediately separable and will be issued separately in the offering. The ordinary shares and warrants are expected to begin separate trading on The Nasdaq Capital Market on January 25, 2022 under the symbols "FGI" and "FGIWW," respectively, and the offering is expected to close on January 27, 2022, subject to the satisfaction of customary closing conditions.

FGI expects to receive gross proceeds of approximately $15 million, before deducting underwriting discounts and commissions and excluding any exercise of the underwriter’s option to purchase additional shares and/or warrants and excluding any exercise of the warrants included in the units.

The offering is being made through The Benchmark Company, which is acting as lead book-running manager for the offering, and Northland Capital Markets, which is acting as joint book-running manager for the offering. Faegre Drinker Biddle & Reath LLP acted as counsel to the issuer and McGuireWoods LLP acted as counsel to the underwriters.

A registration statement on Form S-1 (File No. 333-259457) relating to the units being sold in this offering was declared effective by the U.S. Securities and Exchange Commission on January 24, 2022. This offering was made only by means of a prospectus, copies of which may be obtained from: The Benchmark Company, LLC, Attention: Syndicate Department, 150 East 58th Street, 17th Floor, New York, NY 10155, by telephone at (212) 312-6700 or by email at Prospectus@benchmarkcompany.com or Northland Securities, Inc., Attention: Heidi Fletcher, 150 South Fifth Street, Suite 3300, Minneapolis, Minnesota 55402, by telephone at (612) 851-4918 or by email at hfletcher@northlandcapitalmarkets.com. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About FGI Industries

FGI Industries Ltd. (Nasdaq: FGI), is a leading global supplier of kitchen and bath products. Over the course of 30 years, we have built an industry-wide reputation for product innovation, quality, and excellent customer service. We are currently focused on the following product categories: sanitaryware (primarily toilets, sinks, pedestals and toilet seats), bath furniture (vanities, mirrors and cabinets), shower systems, customer kitchen cabinetry and other accessory items. These products are sold primarily for repair and remodel activity and, to a lesser extent, new home or commercial construction. We sell our products through numerous partners, including mass retail centers, wholesale and commercial distributors, online retailers and specialty stores.

Investor Contact

Paul Bartolai
Vallum Advisors
(773) 489-5692
Paul.bartolai@val-adv.com